Exhibit 107
Calculation of Filing Fee Table
FORM
S-3
(Form Type)
American Electric Power Company, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

	Equity	Common Stock par value $6.50 per share (1)	457(c)	10,000,000	$99.93 (2)	$999,300,000 (2)	0.00015310	$152,992.83

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A

	Total Offering Amounts					$999,300,000		$152,992.83

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							$152,992.83

(1)
In addition, pursuant to Rule 416, this registration statement shall also cover any additional shares of Common Stock that become available under the American Electric Power Company, Inc. Dividend Reinvestment and Direct Stock Purchase Plan by reason of any stock dividend, stock split or similar transaction.

(2)
Pursuant to Rule 457(c), these prices were estimated solely for the purpose of calculating the registration fee and are based upon the average of the high and low sales prices of the Registrant’s Common Stock on the NASDAQ Stock Market LLC on February 7, 2025.